Exhibit 3.35
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:30 AM 06/09/2000
001293987 — 2631063
RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNITY HEALTH SYSTEMS, INC.
(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
The undersigned, Wayne T. Smith, certifies that he is the President and Chief Executive Officer of Community Health Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and hereby further certify as follows:
(1) The name of the Corporation is Community Health Systems, Inc. The name under which the Corporation was originally incorporated was FLCH Holdings Corp.
(2) The Corporation’s original certificated of incorporation was filed with the Secretary of the State of Delaware on June 6, 1996.
(3) This Restated Certificated of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation, was duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “GCL”).
(4) Pursuant to Section 103(d) of the GCL, this Restated Certificate of Incorporation shall become effective at 8:59 a.m. (Eastern Time) on June 14, 2000 (the “Effective Time”).
(5) The text of the Restated Certificate of Incorporation of the Corporation as further amended hereby is restated to read in its entirety as follows:
FIRST: The name of the Corporation is Community Health Systems, Inc. (the “Corporation”)
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
FOURTH: The total number of all shares of all classes of capital stock which the Corporation shall have the authority to issue is 400,000,000 shares, divided into two classes, of which 300,000,000 shares of par value $.01 per share shall be designated Common Stock, and 100,000,000 shares of par value $.01 per share shall be designated Preferred Stock. At the Effective Time, the terms of the Class A Common Stock shall be amended pursuant to this

Restated Certificate of Incorporation and the Class A Common Stock shall be subdivided into 119,7588 shares of Common Stock, with a par value of $.01 per share.
A. Common Stock
1. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.
2. Voting Rights. Except as otherwise required by law, or this Restated Certificate of Incorporation, every holder of Common Stock shall be entitled to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the books of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).
B. Preferred Stock
1. Issuance. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of the Preferred Stock of the Corporation from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation relating to any series of Preferred Stock.
2. Amendment. Except as may otherwise be required by law or this Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.
FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.
A. Number of Directors. Except as otherwise fixed by or pursuant to the provisions of this Restated Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation, whether or not there exists any vacancies in previously authorized directorships, but in no event shall the number of directors be fewer than three. No director need be a stockholder.
B. Classes and Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 2001; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 2002; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2003. At each annual meeting of stockholders beginning in 2001, directors elected to succeed those directors whose terms expire shall be elected for a term office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified.
C. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and has qualified.
D. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
E. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences.
F. Written Ballot Not Required. Elections of directors need not to be by written ballot unless the By-laws of the Corporation shall otherwise provide.
G. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.
SIXTH: To the fullest extent permitted under the law of the State of Delaware, including the GCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment to or repeal of this Article SIXTH shall not adversely affect any right or protection of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the GCl is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the GCL as so amended without further action by either the board of Directors or the stockholders of the Corporation.
SEVENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), brought by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof; or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all expense, liability, losses and claims (including attorney’s fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such indemnitee in connection with such Proceeding.
EIGHT: The Corporation elects not to be governed by Section 203 of the GCL.
NINTH: in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

TENTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, Community Health Systems, Inc. has caused this Restated Certificate of Incorporation to be signed by Wayne T. Smith, its President and Chief Executive Officer, on this 9th day of June, 2000.
COMMUNITY HEALTH SYSTEMS, INC.
By: /s/ Wayne T. Smith
Name: Wayne T. Smith
Title: President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 11/12/2003
FILED 10:01 AM 11/12/2003
SRV 030724195 — 2631063 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is COMMUNITY HEALTH SYSTEMS, INC.
2. The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, Suite 1B, City of Dover 19901, County of Kent.
3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on 11-4-03
/s/ Rachel A. Seifert
RACHEL A. SEIFERT
Sr VP/Secretary